Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Retalix Ltd. for the registration of 715,730 ordinary shares and to the incorporation by reference therein of our report dated March 1, 2005, with respect to the financial statements of Integrated Distribution Solutions, L.L.C. included in Retalix Ltd.'s Form 6-K for the month of June 2005, furnished to the Securities and Exchange Commission.

/S/ BKD, LLP

Omaha, Nebraska

June 1, 2005